As filed with the Securities and Exchange Commission on November 2, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMUNITY HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3893191
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

CHS/COMMUNITY HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0137985
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4000 Meridian Boulevard

Franklin, Tennessee 37067

(Address, including zip code, of principal executive offices)

CHS NQDCP

(Full title of plan)

Rachel A. Seifert

Executive Vice President, Secretary and General Counsel

Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067(615) 465-7000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Deferred Compensation Obligations (2)	$100,000,000	100%	$100,000,000	$11,590

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Deferred compensation obligations under the CHS NQDCP (the “NQDCP”) to pay deferred compensation in the future in accordance with the terms of such plan. Pursuant to General Instruction E of Form S-8, this Registration Statement covers the registration of an additional $100,000,000 of deferred compensation obligations under the NQDCP. The Registrants previously registered $50,000,000 of deferred compensation obligations under the NQDCP on December 14, 2009 (Registration Statement No. 333-163691) and $100,000,000 of deferred compensation obligations under the NQDCP on May 3, 2013 (Registration Statement No. 333-188343).

EXPLANATORY NOTE

This Registration Statement is being filed pursuant to General Instruction E of Form S-8 for the purpose of registering an additional $100,000,000 of deferred compensation obligations under the NQDCP to pay deferred compensation in the future in accordance with the terms of such plan.

The Registrants previously registered $50,000,000 of their deferred compensation obligations on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on December 14, 2009 (Registration Statement No. 333-163691) and $100,000,000 of their deferred compensation obligations on a Registration Statement on Form S-8 filed with the Commission on May 3, 2013 (Registration Statement No. 333-188343) (collectively, the “Previous Registration Statements”). As permitted by General Instruction E of Form S-8, the contents of the Previous Registration Statements, including all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents hereof, are incorporated by reference.

References to “us,” “our,” “we” and “the Registrants” shall mean Community Health Systems, Inc., a Delaware corporation and its wholly-owned subsidiary CHS/Community Health Systems, Inc., a Delaware corporation, unless the context otherwise requires. The “Company” refers to Community Health Systems, Inc. and “CHS” refers to CHS/Community Health Systems, Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrants have sent or given or will send or give documents containing the information specified by Part I of Form S-8 to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. The Registrants are not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Commission allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the Commission will automatically update this Registration Statement. We incorporate by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 17, 2016;

(b)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, filed with the Commission on May 3, 2016, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016, filed with the Commission on August 3, 2016, and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016, filed with the Commission on November 2, 2016; and

(c)	Our Current Reports on Form 8-K filed with the Commission on January 7, 2016, February 26, 2016, April 1, 2016, April 25, 2016, May 2, 2016*, May 6, 2016, May 19, 2016, August 9, 2016, September 15, 2016, and October 3, 2016.

*	Solely with respect to the second Current Report on Form 8-K filed with the Commission on such date.

All documents filed by the Registrants pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. In no event, however, will any information that the Registrants disclose under Item 2.02 or Item 7.01 (and any related exhibits) of any Current Report on Form 8-K that the Registrants may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

The securities offered under this Registration Statement represent $100,000,000 of deferred compensation obligations of CHS which may be offered pursuant to the NQDCP to certain members of management and other highly compensated employees of CHS and its participating affiliates. The obligations are unfunded and unsecured obligations of CHS to pay deferred compensation in the future in accordance with the terms of the NQDCP. The obligations rank pari passu with the other unsecured indebtedness of CHS. The Company guarantees the obligations of CHS under the NQDCP. CHS has entered into a trust arrangement in respect of the NQDCP, which trust holds money or other property delivered to the trustee for payment of benefits under the NQDCP. However, such arrangement does not, and is not intended to, change the status of the obligations as unsecured general obligations of CHS.

The amount of compensation deferred by participants is determined based on participant elections made in accordance with the provisions of the NQDCP. Under the NQDCP, participants may defer up to 75% of their annual base salary and up to 100% of their bonus in any calendar year. In addition to participant deferrals, CHS and/or its affiliates may make discretionary contributions to participants’ accounts for any year. Participants are fully vested in their deferral contributions at all times. However, employer discretionary credits made by CHS and/or its affiliates, if any, become vested once participants have completed three years of service (or, if earlier, upon death or reaching age 65 or reaching age 55 with 10 years of service). Other employer credits vest as indicated by the employer prior to the time of contribution.

CHS’ aggregate obligation under the NQDCP at any given time is equal to the sum of participants’ aggregate account balances at such time. Participants’ accounts increase or decrease based on the hypothetical investment of the account balances in one or more investment funds, and are credited and debited in accordance with the actual financial performance of such funds. Participants elect the investment funds in which their accounts are hypothetically invested. If a participant fails to make an election, CHS’ retirement committee determines the investment allocation of such participant’s accounts. These investment funds are merely used as the basis for measuring the value of participants’ accounts. CHS is not required to actually invest in any of these funds.

Participants are entitled to receive distribution of their vested accounts generally upon a termination of employment (including by reason of death). However, participants may elect to receive all or a portion of their accounts on a specified date or dates. Distributions generally will be made in a lump sum. However, participants may elect to receive distributions in a lump sum or in installments over a term not to exceed 15 years, in the case of a separation from service occurring after participants reach age of 65, or reach age 55 with 10 years of service. Also, in the event of an unforeseeable emergency, participants may apply to CHS’ retirement committee to have all or a portion of their vested accounts distributed to them.

A participant’s interest in his or her accounts under the NQDCP generally cannot be assigned, transferred, garnished, pledged or encumbered by the participant. CHS has reserved the right to amend or terminate the NQDCP at any time, provided that no amendment may reduce the balance in any participant’s account and upon the termination of the NQDCP, all benefits under the NQDCP may be distributed to participants as provided in the plan.

Item 5. Interests of Named Experts and Counsel

The validity of the issuance of the deferred compensation obligations offered by this Registration Statement will be passed upon by Rachel A. Seifert, Executive Vice President, Secretary and General Counsel of the Registrants and a director of CHS. Ms. Seifert beneficially owns shares of common stock of the Company, and holds certain equity awards, including stock options to purchase shares of common stock of the Company.

Item 6. Indemnification of Directors and Officers

A.	Community Health Systems, Inc.

Pursuant to authority conferred by Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”), Article SIXTH of the Company’s restated certificate of incorporation, as amended, eliminates the personal liability of the Company’s directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted under the law of the State of Delaware, including the DGCL. Article SIXTH further provides that any future amendment to or repeal of its terms will not adversely affect any right or protection of any director of the Company with respect to acts or omissions of such director occurring prior to such repeal or amendment. Article SIXTH also incorporates any future amendments to Delaware law which further eliminate or limit the liability of directors.

In accordance with Section 145 of the DGCL, Article SEVENTH of the Company’s restated certificate of incorporation, as amended, and certain provisions of the Company’s amended and restated by-laws grant the Company’s directors and officers a right to indemnification for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of the Company or (ii) by reason of the fact that, while they are or were directors or officers of the Company, they are or were serving at the request of the Company as directors or officers of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. Section 5 of Article VI of the Company’s amended and restated by-laws further provides for advancement of expenses to such indemnified persons.

The Company’s amended and restated by-laws authorize the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Company’s amended and restated by-laws. The Company has obtained insurance policies insuring its directors and officers against certain liabilities.

The Company has entered into Indemnification Agreements (the “Indemnification Agreements”) with its directors and executive officers. One of the purposes of the Indemnification Agreements is to attempt to specify the extent to which persons entitled to indemnification thereunder (the “Indemnitees”) may receive indemnification. Pursuant to the Indemnification Agreements, an Indemnitee is entitled to indemnification for claims arising out of or in connection with the service of Indemnitee as a director or officer of the Company or of an affiliate. In the case of an action or proceeding other than an action by or in the right of the Company, the Indemnification Agreements provide that Indemnitee is entitled to indemnification for claims relating to (i) the fact that Indemnitee is or was an officer or director of the Company or any other entity which Indemnitee is or was or will be serving at the request of the Company, or (ii) anything done or not done by Indemnitee in any such capacity. In the case of an action by or in the right of the Company, the Indemnification Agreements provide that Indemnitee is entitled to indemnification for claims relating to (i) the fact that Indemnitee is or was an officer or director of the Company or any affiliate or (ii) anything done or not done in such capacity. The Indemnification Agreements are in addition to and are not intended to limit any rights of indemnification which are available under the Company’s restated certificate of incorporation, as amended, or the Company’s amended and restated bylaws, or otherwise. In addition to the rights to indemnification specified therein, the Indemnification Agreements are intended to increase the certainty of receipt by the Indemnitee of the benefits to which he or she is entitled by providing specific procedures relating to indemnification.

B.	CHS/Community Health Systems, Inc.

CHS’ Restated Certificate of Incorporation provides that its directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duties as a director except to the extent otherwise required by Delaware law. The By-laws of CHS provide for the indemnification of all current and former directors and officers to the fullest extent permitted by Delaware law.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The exhibits to this Registration Statement are listed in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings

(a)	The undersigned Registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee on November 2, 2016.

COMMUNITY HEALTH SYSTEMS, INC.

By:	/s/ Wayne T. Smith
Wayne T. Smith,
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Wayne T. Smith, W. Larry Cash and Rachel A. Seifert and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this Registration Statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Wayne T. Smith Wayne T. Smith	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 2, 2016

/s/ W. Larry Cash W. Larry Cash	President of Financial Services, Chief Financial Officer and Director (Principal Financial Officer)	November 2, 2016

/s/ Kevin J. Hammons Kevin J. Hammons	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 2, 2016

/s/ John A. Clerico John A. Clerico	Director	November 2, 2016

/s/ James S. Ely III James S. Ely III	Director	November 2, 2016

Signature	Title	Date

/s/ John A. Fry John A. Fry	Director	November 2, 2016

/s/ William Norris Jennings, M.D. William Norris Jennings, M.D.	Director	November 2, 2016

/s/ Julia B. North Julia B. North	Director	November 2, 2016

/s/ H. Mitchell Watson H. Mitchell Watson	Director	November 2, 2016

/s/ H. James Williams, Ph.D. H. James Williams, Ph.D.	Director	November 2, 2016

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee on November 2, 2016.

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By:	/s/ Wayne T. Smith
Wayne T. Smith,
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Wayne T. Smith, W. Larry Cash and Rachel A. Seifert and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this Registration Statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Wayne T. Smith Wayne T. Smith	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 2, 2016

/s/ W. Larry Cash W. Larry Cash	President of Financial Services, Chief Financial Officer and Director (Principal Financial Officer)	November 2, 2016

/s/ Kevin J. Hammons Kevin J. Hammons	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 2, 2016

/s/ Rachel A. Seifert Rachel A. Seifert	Executive Vice President, Secretary, General Counsel and Director	November 2, 2016

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

5.1*	Opinion of Rachel A. Seifert.

23.1*	Consent of Rachel A. Seifert (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Powers of Attorney (included on signature pages).

* filed herewith